EXHIBIT 23.2

                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We consent to the inclusion in this Amendment No. 4 to the Registration Statement of Motient Corporation and Subsidiaries on Form S-1 (No. 333-121862) and the related prospectus, of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule, which appears in such Prospectus. We also consent to the reference to us under the headings "Experts" and "Summary Financial Data" in such Prospectus. However, it should be noted that Friedman LLP has not prepared or certified such "Summary Financial Data."



/s/ FRIEDMAN LLP
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East Hanover, New Jersey

November 2, 2005